Exhibit 99.1

FirstEnergy Corp.	For Release: January 8, 2026
341 White Pond Drive
Akron, Ohio 44320
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Karen Sagot
(330) 384-5247	(330) 761-4286

FirstEnergy Transmission, LLC Announces Extension of Exchange Offer for its 4.750% Senior Notes Due 2033

FAIRMONT, W.Va. — FirstEnergy Transmission, LLC (“FET” or the “Company”) a subsidiary of FirstEnergy Corp. (NYSE: FE) and a holding company of electric transmission companies operating in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, today announced that it extended its offer to exchange (the “exchange offer”) up to $450 million aggregate principal amount of its outstanding 4.750% Senior Notes due 2033 (the “Outstanding Notes”) for an equal amount of 4.750% Senior Notes due 2033 registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “New Notes”).

The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on January 7, 2026, will now expire at 5:00 p.m., New York City time, on January 21, 2026, unless further extended. An aggregate principal amount of $449,480,000, or 99.88%, of the Outstanding Notes was tendered in the exchange offer as of 5:00 p.m., New York City time, on January 7, 2026.

The terms of the exchange offer are set forth in a prospectus dated December 5, 2025. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
By Mail or in Person
U.S. Bank Trust Company, National Association

Attn: Corporate Actions
111 Fillmore Avenue
St. Paul, MN 55107-1402
For Email or Facsimile Transmission (for Eligible Institutions Only)
Email: cts.specfinance@usbank.com
Facsimile: (651) 466-7367
For Information and to Confirm by Telephone
(800) 934-6802

This news release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Outstanding Notes or New Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Outstanding Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-291265), which was declared effective on December 3, 2025.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its electric distribution companies form one of the nation's largest investor-owned electric systems, serving more than six million customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company’s transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy online at www.firstenergycorp.com and on X @FirstEnergyCorp.

Discussion of Forward-Looking Statements About FET
Statements in this document regarding FET that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, FET undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see FET’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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